3:

Exhibit 99.1

FOR IMMEDIATE RELEASE:

Noland's Q1 earnings up sharply

NEWPORT NEWS, Va., April 24, 2003--Noland Company today reported first-quarter net income of $3,420,000, or 97 cents per share (diluted), compared to the year-earlier period's $516,000, or 15 cents per share. Net income for the quarter includes $2,092,000 (net of tax), or 60 cents per share, more from gains on the sale of property than the previous year.

The Newport News-based wholesale distribution firm said the higher earnings stemmed largely from a double-digit increase in air conditioning sales, higher gross margins and the gains on the sale of property.

First-quarter sales totaled $110,163,000, one percent more than the first-quarter 2002's $109,014,000.

Chairman Lloyd U. Noland, III said unusually wet and snowy weather hampered construction activity throughout much of the company's territory, except Florida. "As a result, our first-quarter plumbing sales were flat," he said.

"In contrast," Noland said, "air conditioning sales in Florida continued their strong growth trend of recent years, contributing to a 17.3 percent increase in total air conditioning sales."

Electrical/industrial operations, which were downsized in 2002 by the elimination of several unprofitable integrated supply accounts, recorded a 20.9 percent decline in first-quarter sales.

"All things considered, we are reasonably satisfied with our first-quarter sales performance," said Noland, "particularly in light of the improvement in the profitability of those sales." Gross profit rose 10.9 percent, primarily due to better pricing that boosted gross margins.

Operating expenses rose by $1,299,000, or six percent, in part due to a non-cash pension charge and increases in casualty insurance and energy-related costs. "Excluding these factors, which are essentially out of our control, we continued to maintain a tight rein on our cost of doing business," said Noland.

Operating profit was $4,556,000 higher than the year-earlier period's. Gains from the sale of property produced $3,412,000 of the increase.

Interest expense was flat and total borrowings as of March 31 rose $2.7 million over the year-earlier period due to financing $6.4 million more in capital expenditures than in the first quarter of 2002.

Noland said he is guardedly upbeat about the company's prospects for the remainder of the year. "It remains to be seen whether there will be a post-war rebound in the economy," he said, "but having gotten through a wet and soggy first quarter unscathed, we believe we are better positioned than ever to capitalize on any opportunities the economy presents us in the coming months. A repeat of last year's hot, dry spring and summer would certainly be welcomed."

Noland operates 97 branches in 13 states, and distributes products in the plumbing, HVAC, water systems, electrical and industrial fields. The company's stock is traded over the counter, as part of the NASDAQ's National Market System. Its trading symbol is NOLD.

UNAUDITED FINANCIAL HIGHLIGHTS

For the Three Months

Ended March 31 2003 2002___

Merchandise Sales(1) $110,162,607 $109,013,600

Net Income(2) $3,420,218 $516,267

Basic Earnings Per Share(3) $.98 $.15

Diluted Earnings Per Share(4) $.97 $.15

(1) Beginning in the first quarter of 2003, the company classified cash discounts allowed on customer payments as a reduction of sales. Prior to that, these amounts were included in other income. Accordingly, merchandise sales for the three months ended March 31, 2002, reflect this reclassification.

(2) Net income was impacted in both years by noncash pension costs, net of tax, as follows: a $32,000 loss (one cent per share) in 2003 and $204,000 in income (six cents per share) in 2002, on a diluted basis.

(3) Based on 3,485,676 shares outstanding in 2003 and 3,522,580 shares outstanding in 2002.

(4) Based on 3,512,515 shares outstanding in 2003 and 3,549,517 shares outstanding in 2002.

Note: Included in this news release are forward-looking management comments and other statements which reflect management's current outlook for the future. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in the statements. Such risks and uncertainties include, but are not limited to, general business and economic conditions, climatic conditions, competitive pricing pressures, and product availability.

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7 - 4/24/03 - A/B/C/E/F/G/W